UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)



                      FAMILY ROOM ENTERTAINMENT CORPORATION
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                                (Name of Issuer)



                          COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class of Securities)



                                    30705R105
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                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed: |X| Rule 13d-1(c)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following page(s)

Page 1 of 4 Pages

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CUSIP No. 30705R105                   13G                      Page 2 of 4 Pages
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 1. NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Longview Fund L.P.
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a) |_|
                                                                 (b) |_|
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

   California
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5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON - 8,000,000 shares of Common stock

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6. SHARED VOTING POWER - None

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7. SOLE DISPOSITIVE POWER - 8,000,000 shares of Common Stock

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8. SHARED DISPOSITIVE POWER - None

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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

   8,000,000 shares of Common Stock

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
                                                                   |_|

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.02%
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12. TYPE OF REPORTING PERSON

    OO

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CUSIP No. 30705R105                   13G                      Page 3 of 4 Pages
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ITEM 1 (a) NAME OF ISSUER: Family Room Entertainment Corporation

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

       1041 North Formosa Avenue, Mary Pickford Bldg., Suite 101, Los Angeles, CA 90046

ITEM 2 (a) NAME OF PERSON FILING: Longview Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

       600 Montgomery Street, 44th Floor, San Francisco, CA 94111

ITEM 2 (c) CITIZENSHIP: California

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2 (e) CUSIP NUMBER:  30705R105

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 8,000,000 Shares of Common Stock

         (b) PERCENT OF CLASS: 2.02%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i) SOLE POWER TO VOTE OR DIRECT THE VOTE

                  8,000,000 Shares

             (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

                  0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  8,000,000 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  0 Shares

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CUSIP No. 30705R105                   13G                      Page 4 of 4 Pages
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ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      As of the date of this report, Longview Fund L.P. is the beneficial owner of less than 5% of the Common Stock of the Issuer.

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                  Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                  Not applicable



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       April 16, 2007
                                       ----------------------------------------
                                       (Date)

                                       /s/ S. Michael Rudolph
                                       ----------------------------------------
                                        (Signature)

                                       S. Michael Rudolph, CFO of Viking Asset
                                       Management LLC, as Investment
                                       Manager
                                       ----------------------------------------
                                       (Name/Title)